Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2015 third quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

I have a few major events to showcase before we dig into the quarter.

First off, Steve Jackson was promoted to President of NRC. After almost 19 years in a variety of healthcare leadership roles, many of which directly related to the businesses of NRC, Steve joined your Company with the responsibility of leading several of our important business units, including the formation of our Reputation offering. Now with his role much expanded, we are fortunate to benefit from Steve’s positive impact across all of NRC.

Another major event--also leadership related--is the recent appointment of Dr. Donald Berwick to our Board of Directors. Don is the foremost expert on healthcare quality improvement in the United States, if not the world. Don’s unmatched experiences and visionary perspectives have already made a material impact on NRC’s strategy--and that was within his first week! Far more to come.

I will return the discussion to Kevin for his review of our third quarter financial results.

Kevin

Thank you, Mike.

Net new sales of $5.9 million were added in the third quarter of 2015, compared to $8.1 million in the third quarter of 2014. Over the most recent four quarters, net new sales have totaled $24.1 million compared to a total of $21.9 million over the previous four quarters, an increase of 10%. Total contract value for the third quarter 2015 ended at $109.3 million and subscription-based revenue agreements represented 88% of that total contract value.

Third quarter 2015 revenue was $25.2 million, an increase of 7% over the third quarter 2014.

Consolidated operating income for the third quarter 2015 was $6.5 million or 26% of revenue, compared to $7.2 million, or 30% of revenue for the same period last year.

Total operating expenses for the third quarter increased from $16.5 million in 2014 to $18.7 million in 2015.

Direct expenses decreased to $11.0 million for the third quarter of 2015, compared to $9.8 million for the same period in 2014. Variable direct expenses increased by approximately $700,000 over the prior year due to revenue growth, and incremental expenses totaling $287,000 related to the Digital Assent acquisition were also incurred in the third quarter. Direct expenses as a percent of revenue were 44% for the third quarter of 2015, compared to 41% of revenue in 2014. For the full year 2015, direct expenses are expected to average 43% of revenue.

Selling, general and administrative expenses increased to $6.6 million, or 26% of revenue for the third quarter 2015, compared to $5.8 million or 25% of revenue for the same period in 2014. Incremental SG&A expenses totaling $192,000 were incurred in the third quarter related to the Digital Assent acquisition. Consolidated SG&A expense is expected to average in the 26-27% of revenue range for the full year of 2015.

Depreciation and amortization expense for the third quarter 2015 was $1.1 million compared to $949,000 for the third quarter of 2014. Depreciation and amortization expense was 4% of revenue for the third quarter 2015 and is expected to continue at 4% of revenue for the full year 2015.

The provision for income taxes totaled $2.3 million for the third quarter 2015, compared to $2.6 million for the same period in 2014. The effective tax rate was 36.2% for the third quarter of 2015, compared to 35.9% for the third quarter of 2014. The effective tax rate is expected to average 36% for the full year 2015.

Net income for the third quarter was $4.1 million in 2015, compared to $4.6 million in 2014. Combined non-GAAP diluted earnings per share was $0.17 for the third quarter 2015 compared to $0.19 in 2014.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

I have a few simple and very brief remarks to make before we welcome your questions.

The past two years or so have been all about our changing the paradigm in which we compete and creating a higher order of value to our clients. Shifting our orbit from the antiquated to the innovative has been driven by re-envisioning how we can make a sustainable improvement to what is most important to patients, residents, and caregivers, and doing so by harnessing technology and our associates’ desire to make measurable differences in the health of consumers.

I often think back to a conversation between myself and the founders of Press Ganey, Irwin and Rodney, in which we lamented on that lack of industry-wide improvement of the patient experience. Even today, after billions more having been spent, patient experience has not materially improved as measured by HCAHPS.

We all can point to selected clients that have shown meaningful improvement and on the whole, NRC clients outperform all other hospitals.

However, change is not enough and the costs are too great.

We are committed to change that, but not by using the same approach and expecting different results.

Our paradigm shift is embracing the totality of the customer’s voice to drive better health. We are doing this by repurposing and prepackaging these voices in ways far grander than one or two use cases. Our ability to redirect current spend and capture new was again evident this past quarter with our more innovative orbit resonating at point of sale with some of the largest players in the industry. Organizations, quite frankly, that are tired of wasting human and financial resources for limited improvement.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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